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                                                                    EXHIBIT 99.1


                                            For further information, contact
                                            Jack B. Lay
                                            Executive Vice President and
                                            Chief Financial Officer
                                            (636) 736-7439


                            RGA ANNOUNCES OFFERING OF
                       TRUST PIERS UNITS AND SENIOR NOTES

         ST. LOUIS, December 10, 2001 - Reinsurance Group of America, Incorporated (NYSE:RGA) announced today that it intends to offer approximately $225 million of Trust PIERS units, the components of which are preferred securities issued by a business trust formed by RGA and a warrant to purchase common stock of RGA, and $200 million aggregate principal amount of Senior Notes due 2011, pursuant to separate public offerings. The senior notes offering is conditioned on the completion of the Trust PIERS units offering.

         Lehman Brothers and Banc of America Securities are acting as underwriters for the Trust PIERS units offering. Banc of America Securities, Lehman Brothers, BNY Capital Markets, Inc., Fleet Securities, Inc. and A.G. Edwards & Sons, Inc. are acting as underwriters on the senior notes offering.

         The Trust PIERS units will be separable into their components after initial issuance and may subsequently be recombined at the option of the holder. RGA expects to issue up to 4,500,000 Trust PIERS units (subject to a 15% underwriter over-allotment option), with a face value of $50 each. The trust preferred security component of the Trust PIERS units will entitle the holders to a fixed quarterly cash distribution, which will be determined upon pricing. The warrant component of the Trust PIERS units will be exercisable for a fixed number of shares (subject to customary antidilution adjustments) of RGA common stock, at a price also to be determined upon pricing.

         The proceeds of the Trust PIERS units offering will be used for general corporate purposes. The proceeds from the senior notes offering will be used to repay outstanding borrowings under its $140 million revolving credit facility with a banking syndicate and a $75 million term loan from a subsidiary of MetLife, Inc., RGA's majority shareholder.

         Each of these offerings will be made only by the prospectus and prospectus supplement related to the particular offering. To obtain a copy of the prospectus relating to either of the offerings, please contact Lehman Brothers at 790 Seventh Avenue, New York, New York 10019.

         This news release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such states.

         Reinsurance Group of America, Incorporated, through its subsidiaries, RGA Reinsurance Company and RGA Life Reinsurance Company of Canada, is among the largest providers of life reinsurance in North America. In addition to its North American operations, Reinsurance Group of America, Incorporated has subsidiary companies, branch offices or representative offices in Argentina, Australia, Barbados, Hong Kong, Japan, Mexico, South Africa, Spain, Taiwan and the United Kingdom. Worldwide, the Company has approximately $586 billion of life reinsurance in force, and assets of $6.5 billion. Metropolitan Life Insurance Company is the beneficial owner of approximately 58 percent of RGA's outstanding shares.

         "Preferred Income Equity Redeemable Securities"(SM) and "PIERS"(SM) are service marks owned by Lehman Brothers Inc.